As filed with the Securities and Exchange Commission on September 5, 2013

Registration No. 333-182599

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number	(I.R.S. Employer Identification Number)

101 Second Street, 15th Floor
San Francisco, CA 94105
(415) 593-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sachin Adarkar, Esq.
General Counsel
101 Second Street, 15th Floor
San Francisco, CA 94105
(415) 593-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Keir D. Gumbs, Esq.
Covington & Burling LLP
1201 Pennsylvania Avenue, NW
Washington, DC 20004
(202) 662-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On February 1, 2013, pursuant to an Asset Transfer Agreement dated January 22, 2013 between Prosper Marketplace, Inc. (“PMI”), a Delaware corporation, and its wholly-owned subsidiary Prosper Funding LLC (“Prosper Funding”), PMI (i) transferred the Prosper platform and substantially all of PMI’s assets and rights related to the operation of the platform to Prosper Funding and (ii) made a capital contribution to Prosper Funding in excess of $3 million.  At the same time, PMI transferred substantially all of its remaining assets to Prosper Funding, including (i) all outstanding borrower payment dependent notes issued by PMI under the Indenture dated June 15, 2009 between PMI and Wells Fargo Bank, as trustee (the “PMI Notes”), (ii) all borrower loans held by PMI (the “PMI Borrower Loans”), (iii) all lender/borrower/group leader registration agreements related to the PMI Notes or the PMI Borrower Loans, and (iv) all documents and information related to the foregoing.  The transfer of assets under the Asset Transfer Agreement is referred to as the “Asset Transfer.”

In connection with the Asset Transfer, PMI and Prosper Funding filed a registration statement on Form S-1 that offered up to $500,000,000 in aggregate principal amount of Borrower Payment Dependent Notes (“Notes”) issued by Prosper Funding.  Each Note will come attached with a PMI Management Right issued by PMI.  That offering commenced following the Asset Transfer on February 1, 2013. Consequently this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-182599), originally filed by PMI with the Commission on July 10, 2012 (such registration statement, as amended, the “Registration Statement”) and declared effective on December 27, 2012, is being filed by PMI in order to terminate the effectiveness of the Registration Statement and to deregister all securities previously registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 2.

In accordance with an undertaking made by PMI in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, PMI hereby removes from registration all of such securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act, PMI has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 5th day of September 2013.

PROSPER MARKETPLACE, INC.

By:	/s/ Stephan Vermut
Stephan Vermut
Chief Executive Officer Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Joshua P. Hachadourian		September 5, 2013
Joshua P. Hachadourian	Chief Financial Officer (principal financial and accounting officer)

/s/ Chris Bishko		September 5, 2013
Chris Bishko	Director

/s/ Patrick Grady		September 5, 2013
Patrick Grady	Director

/s/ Rajeev V. Date		September 5, 2013
Rajeev V. Date	Director